EXHIBIT 10.11

(English Translation of an Agreement originally drafted in Mandarin Chinese)

Business Joint Venture Agreement

Made between

Party A : Shanghai Quo Advertising Company Limited

Party B : Wuhan Xin An Technology Development Company Limited

In accordance with the Code of Law of People’s Republic of China Governing Contracts and all other relevant laws and regulations and based on the principles of the equality, voluntary freewill and conciliation Party A and Party B have reached agreement with each other to co-operate in a business regarding outdoor LED Panels in the City of Wuhan which agreement is as follows::

Section 1 : The Rights and Obligations of Party A

1.	Party A shall in accordance with the applications submitted by Party B to the relevant authorities set up 120 sets of Small Scale LED Panels and one to two sets of Large Scale LED Panels at prime locations within the City District of Wuhan City for all advertisement purpose. Party A shall be responsible for the costs and expenses in relation to the building, installation, tuning and management control of the LED Panels and also for the rental payable for the locations of the Panels and the daily maintenance and running expenses in respect of the same.
2.	The Small Scale LED Panels to be made and manufactured by Party A shall be of the dimensions as stated in the relevant submissions of Party B for the approval of the relevant authorities.
3.	Party B shall complete the application process for approval of all relevant authorities and government departments no later than 30th April, 2007. Party A shall complete the installation work in accordance with Party B’s application in two stages. The first stage shall be completed on or before 31st May, 2007 and the second shall be completed on or before 30th September, 2007.
4.	Party A shall have the ownership of the property of the LED advertisement boards to be built using the investment from Party A hereunder. Party A shall also have the right to use the locations of these LED Panels for the placing of advertisements for a period of eight years counting from the date of the certificate to be issued for the completion of installation (i.e. 30th September, 2007). This Agreement shall continue to have effect for eight years from the date it begins to take effect provided that Party A shall have a right of first refusal to renew this contract if the performance of this contract has been in good order.
5.	Party A shall pay the following fees and expenses in the following manner :-
(1) Standard of charges:
(i) Road Levy (i.e. the rental for the locations as stated in paragraph (1)(a) above : RMB20,000 per panel (such payment is an one-off payment). During the effective period of this Agreement (i.e. within eight years from the date it begins to take effect) the charges for location within the red demarcation line on the relevant map shall be borne by Party A even if such charges shall exceed RMB20,000 per panel Provided that the total number of Panels within the red line shall not exceed 20 in number. The exact number of such panels will be confirmed in writing by Party A.
	(ii)	The fee payable in connection with the submission of the applications for approval of the installation work : RMB250,000 (one-off payment).
	(iii)	The Foundation Fee payable for the installation the LED Panels foundations: RMB25,000 per Panel (one-off payment).
	(iv)	LED panel Operational Right Fee: annual payment of RMB2,000,000 on the basis of 120 Small Scale LED panels being operational.
(2)	Manner of Payment
	(i)	Party A shall pay a deposit of RMB100,000 to Party B within one week of this Agreement taking effect. If Party B cannot obtain all the relevant approvals from the authorities for the locations of the installation before 31st March, 2007 then Party B has to return the deposit of RMB100,000 to Party A. If Party A gives up the project hereunder (“Project”) and its investment after the issue of the formal approval papers then Party A will be taken to have forfeited its deposit of 100,000RMB which shall become the compensation payable to Party B.
	(ii)	Party A shall pay Party B the approval fee of RMB250,000 (less the sum of RMB150,000 after the deduction of the deposit of RMB100,000 which has been paid) within one week after the formal approval papers have been issued by the City Management Bureau for the locations of the LED Panels in this Project.
	(iii)	Subject to Party B’s completing the approval applications (excluding application regarding telecommunications) Party A shall pay a 50% installment of LED panels Foundation Fees of RMB750,000 regarding the first stage of 60 Small Scale LED Panels and pay the Road Levy of RMB600,000 in respect of the first stage of the Project comprising 60 panels (again being 50% of the total levy). The remaining balance will be paid within one week after the issue of certificate certifying the completion of the first stage of the LED panels in the Project with reference to the number of Small Scaled LED panels actually built.
	(iv)	50% of the LED panels Foundation Fees in respect of the second stage of the Project with the other 60 Panels, being the sum of RMB750,000 shall be paid within the week immediately before the commencement of the installation work. At the same time, 50% of the Road Levy in respect of the second stage of the Project comprising 60 LED Panels, being the sum of RMB600,000 shall also be paid. The remaining balance will be paid within one week after the issue of certificate certifying the completion of the second stage of the LED panels in the Project with reference to the number of Small Scaled LED panels actually built

(v) The Operational Right Fee of the LED advertisement panels shall be paid on quarterly basis in the sum of RMB500,000 per quarter within the first week of each quarter commencing from the date on which the certificate of completion of installation has been issued.
6.	The Operational Right Fee payable by Party A to Party B within the contract period shall remain unchanged in the first two years of operation and shall be increased annually by 5% for the third year onwards.
7.	Party A shall be responsible for all engineering and maintenance fees of the system of LED Panels under this Project during the period of operation.
8.	Party A shall provide advertisement services for other parties as its own business and shall strictly abide by the Code of Law of the People’s Republic of China Governing Contracts. Party A shall take full responsibility for any consequence if there has been any infringement of rights or violation of law in its broadcasting of advertisements.
9.	In the event of any leakage of electricity or collapse of the LED panels and similar incidents which causes losses or damages to the persons or properties of other parties in the course of implementation of this Agreement Party A shall assume full responsibility for the compensation of such other parties.
10.	Party A shall not unilaterally demolish or remove any LED panel or related facilities during the subsistence of this Agreement.

Section 2 : Rights and Obligations of Party B

1.	Party B shall be responsible for making applications to obtain and obtaining all the relevant approvals from relevant government departments and authorities (excluding approvals in relation to telecommunications) in respect of this Project. Even if Party B should fail to obtain all such approvals by 31st March, 2007 this Agreement shall not be terminated but Party B shall continue with its effort to obtain such approvals until all the relevant approvals have been granted. Within one year after the signing of this Agreement, all the relevant approvals regarding the locations of the LED Panels in this project shall be reserved for use of this Project and be exclusive to Party A in the sense that Party B shall not co-operate with any other corporation regarding the matters related to this Project without first obtaining the written approval of Party A.
2.	Party B shall ensure that all the examination and scrutinizing procedures of the City Management Bureau and all other relevant authorities will be completed on 30th April, 2007 so as to ensure that Party A will be able to commence working on the building of foundations for the 120 Small Scale LED Panels within the two stages of the Project and as confirmed in writing and with electricity supply connected to these locations.
3.	Party B shall ensure that the lawful right of Party A to broadcast its advertisements in the ordinary course of business shall not be infringed during the subsistence of this Agreement.
4.	Party B is responsible for the daily protection of the system of this Project and shall not be engaged in any other business which is not connected with this Project.
5.	Party A must obtain the prior written consent of Party B in order to assign its advertisement board operational right hereunder to another party. In such event, Party B may in writing require Party A to rectify the terms of its operation and if Party A shall be unable to do so within a prescribed period Party B shall be empowered to terminate the right of Party A to use the LED Panels.
6.	Party B shall be entitled to the most preferred treatment amongst the advertising agents who place advertisements with Party A on the panels and will be entitled to make use of Party A’s service at the best price provided that it has to abide by Party A’s usual requirements on advertising agents with whom it is doing business. Any advertisement business to be ran by Party B itself shall be in strict accordance with the Code of Law of the People’s Republic of China Governing Advertisements. Otherwise, Party B shall bear all consequences and legal ramifications arising out of any infringement of right or violation of law in its advertisements and be responsible for the compensation of all economic losses thereby arising.
7.	Party B shall issue invoices to Party A for the following charges :-
(a) Road Levy, Installation Foundations Fees (being engineering invoices in such cases).
(b) Operational Right Fee (being invoices for rental services) in such case.

Section 3

During the subsistence of this Agreement the act or omission of any Party to this Agreement in contravention of its obligations hereunder shall be regarded as breach of the Agreement and such Party shall compensate the other Party which has not acted in breach of the Agreement for all the losses and damages thereby occasioned.

Section 4

In the course of implementation of this Agreement if Party A should fail to pay Party B the Operational Right Fee or any other fee payable hereunder Party B has the right to suspend or terminate the operational right of Party A to broadcast its advertisement for which the payment is owing. Party A’s relevant right shall resume once it has tendered the relevant payment. For each day of delay in such payment, Party B shall be entitled to charge Party A a sum equivalent to 2% of the outstanding amount as compensation for the breach for the contract except when the delay in payment on the part of Party A was caused by reason of Party B’s own breach of contract.

Section 5

On the occurrence of any one of the following events, Party A is entitled to defer its payment of any payment payable and which has not been paid hereunder and if at the same time Party B cannot complete the procedures for its submission of applications for approval of the relevant authorities then Party B shall also refund to Party A all the relevant payments made by Party A :-

1.	If Party B fails to complete the procedures for its submission of applications for approval of the relevant authorities within the prescribed period.
2.	If Party B fails to complete the examination and scrutinizing procedures of the City Management Bureau and of other relevant authorities before 31st April, 2007 and therefore fail to ensure that Party A will be able to commence working on the building of foundations for the 120 Small Scale LED panels within the two stages of the Project and as confirmed in writing and with electricity supply connected to these locations, thereby causing delay in the Project.
3.	If Party A’s lawful right to broadest its advertisement in the ordinary course of business which should be protected by Party B has been infringed by another party.
4.	If Party B fails to perform or implement its obligation to maintain and protect the daily operation of the system in the Project or otherwise be engaged in any business which is not connected with this Project.

Section 6

If the government of Wuhan City should change its policy during the subsistence of this Agreement thereby preventing the implementation of this Agreement then neither party shall claim against the other for violation of this Agreement and the parties hereto shall negotiate with each other to decide whether or not this Agreement shall continue to take effect and also to decide on the follow-up actions to be taken to resolve the situation intention,

Section 7

All matters that have not been adequately provided for in the terms of this Agreement maybe resolved by friendly negotiation between the parties hereto and upon the parties reaching consensus on such matter, may be put into a legal document as a supplement to these presents. Supplementary agreement like that shall have legal effects equal to this Agreement.

Section 8

This Agreement shall become legally binding immediately from the moment in which both Party A and Party B have signed the same and put their company seals on the same.

Section 9

The Parties hereto should try to resolve their differences in the course of implementation of this Agreement and if they should fail to resolve their differences in that manner either party shall be entitled to take the matter to the People’s Court where such party is situated.

Section 10

This Agreement is signed in four identical counterparts, each of Party A and Party B shall retain two of the counterparts.

Party A :-	Party B :-
(Seal of Corporation)	(Seal of Corporation)
Legal Representative:	Legal Representative:
Hu Xiao	Gao
(signature)	(signature)

Date: March 1, 2007.	Date: March 1, 2007.